   As filed with the Securities and Exchange Commission on December 18, 2001

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   SCHEDULE TO
            Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
                     of the Securities Exchange Act of 1934

                                (Amendment No. 3)

                       TERAYON COMMUNICATION SYSTEMS, INC.
          (Name of Subject Company--Issuer and Filing Person--Offeror)

                        OPTIONS TO PURCHASE COMMON STOCK,
                           PAR VALUE $0.001 PER SHARE
                         (Title of Class of Securities)

                                   880775 10 1
                      (CUSIP Number of Class of Securities)

                                 DR. ZAKI RAKIB
                             CHIEF EXECUTIVE OFFICER
                       TERAYON COMMUNICATION SYSTEMS, INC.
                              2952 BUNKER HILL LANE
                          SANTA CLARA, CALIFORNIA 94954
                            TELEPHONE: (408) 727-4400
       (Name, address and telephone number of person authorized to receive notices and communications on behalf of Filing Person)

                                   Copies to:
                                 JAMIE E. CHUNG
                                 JASON S. THRONE
                               COOLEY GODWARD LLP
                          ONE MARITIME PLAZA, FLOOR 20
                         SAN FRANCISCO, CALIFORNIA 94111
                            TELEPHONE: (415) 693-2000

                            CALCULATION OF FILING FEE

================================================================================
TRANSACTION VALUATION*                      AMOUNT OF FILING FEE**
--------------------------------------------------------------------------------
$38,103,003.00                              $7,621.00
================================================================================

* Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 12,214,795 shares of common stock of Terayon Communication Systems, Inc. having an aggregate value of $38,103,003.00 as of November 5, 2001 will be exchanged pursuant to this offer. The aggregate value of such options was calculated based on the Black-Scholes option pricing model. The number of options, the aggregate value of the options and the filing fee are based on the number of eligible options on November 5, 2001.

** One-fiftieth of 1% of the value of the transaction, pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended.

    [X] CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY RULE 0-11(a)(2) AND IDENTIFY THE FILING WITH WHICH THE OFFSETTING FEE WAS PREVIOUSLY PAID. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

     AMOUNT PREVIOUSLY PAID:   $7,621.00.    FILING PARTY: Terayon Communication
                                                           Systems, Inc.
     FORM OR REGISTRATION NO.: Schedule TO.  DATE FILED:   November 6, 2001.

[ ] CHECK THE BOX IF THE FILING RELATES SOLELY TO PRELIMINARY COMMUNICATIONS MADE BEFORE THE COMMENCEMENT OF A TENDER OFFER.

CHECK THE APPROPRIATE BOXES BELOW TO DESIGNATE ANY TRANSACTIONS TO WHICH THE STATEMENT RELATES:

[ ]  Third-party tender offer subject to Rule 14d-1.

[X]  Issuer tender offer subject to Rule 13e-4.

[ ]  Going-private transaction subject to Rule 13e-3.

[ ]  Amendment to Schedule 13D under Rule 13d-2.


CHECK THE FOLLOWING BOX IF THE FILING IS A FINAL AMENDMENT REPORTING THE RESULTS OF THE TENDER OFFER: [X]



                                       2.

                             INTRODUCTORY STATEMENT

     This Amendment No. 3 amends and supplements the Tender Offer Statement on Schedule TO-1 filed with the Securities and Exchange Commission on December 5, 2001, relating to our offer to exchange certain options to purchase shares of our Common Stock, par value $0.001 per share upon the terms and subject to the conditions described in the Offer to Exchange dated November 6, 2001 and revised on November 19, 2001.

ITEM 4.  TERMS OF THE TRANSACTION

Items 4 of the Schedule TO is hereby amended and supplemented as follows:

The Offer to Exchange expired at 9:00 p.m., Pacific Standard Time, on Wednesday, December 5, 2001. Pursuant to the Offer to Exchange, Terayon Communication Systems, Inc. (the "Company") accepted for exchange options to purchase 9,480,629 shares of Common Stock from 343 eligible participants, representing 85.16% of the shares subject to options that were eligible to be exchanged. Upon the terms and conditions set forth in the Offer to Exchange, the Company has issued 141,442 shares of Common Stock in exchange for the options surrendered pursuant to the Offer to Exchange.

ITEM 12. EXHIBITS.

EXHIBIT NUMBER                             DESCRIPTION
--------------                             -----------
(a)(1)(A)**       Offer to Exchange, dated November 6, 2001, revised on November
                  19, 2001.

(a)(1)(B)* Email correspondence from Zaki Rakib to employees and directors of Terayon Communication Systems, Inc., dated
                  November 6, 2001.

(a)(1)(C)*        Website Log-on Page.

(a)(1)(D)**       Website Home Page.

(a)(1)(E)**       CEO Letter Page.

(a)(1)(F)**       Website Election Form Page.

(a)(1)(G)*        Election Form.

(a)(1)(H)**       Website Q & A.

(a)(1)(I)*        Website Email Page.

(a)(1)(J)         Terayon Communication Systems, Inc. Annual Report on Form
                  10-K405 for its fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission on April 2, 2001, as amended by the Form 10-K/A, filed with the Securities and Exchange Commission on April 30, 2001 and incorporated herein by reference.

(a)(1)(K)         Terayon Communication Systems, Inc. Quarterly Report on Form
                  10-Q for its quarter ended March 31, 2001, filed with the Securities and Exchange Commission on May 15, 2001 and incorporated herein by reference.

(a)(1)(L)         Terayon Communication Systems, Inc. Quarterly Report on Form
                  10-Q for its quarter ended June 30, 2001, filed with the Securities and Exchange Commission on August 14, 2001 and incorporated herein by reference.

(a)(1)(M)         Terayon Communication Systems, Inc. Quarterly Report on Form
                  10-Q for its quarter ended September 30, 2001, filed with the Securities and Exchange Commission on November 14, 2001 and incorporated herein by reference.

(a)(1)(N)** Email communication from Zaki Rakib to employees and directors of Terayon Communication Systems, Inc., dated November 19,
                  2001.

(a)(1)(O)**       Email communication to employees and directors of Terayon
                  Communication Systems, Inc. to be dated and sent on November
                  26, 2001.

(a)(1)(P)** Form of Email communication to employees and directors of Terayon Communication Systems, Inc., to be dated and sent on November 29 and 20, 2001 and December 3 and 4.

(a)(1)(Q)**       Email communication to employees and directors of Terayon
                  Communication Systems, Inc. to be dated and sent on December
                  5, 2001.

(a)(1)(R)**       Website Termination Page.



                                       3.

(a)(1)(S)***      Email communication to employees and directors of Terayon
                  Communication Systems, Inc., dated December 4, 2001.

(a)(1)(T)***      Email communication to employees and directors of Terayon
                  Communication Systems, Inc., dated December 4, 2001.

(b)               Not applicable.

(d)(1)            Terayon Communication Systems, Inc.'s 1997 Equity Incentive
                  Plan (filed as Exhibit 10.3 to the Company's Annual Report on
                  Form 10-K405 filed on April 2, 2001 and which Exhibit 10.3 is incorporated herein by reference).

(d)(2)            Terayon Communication Systems, Inc.'s 1998 Non-Employee
                  Directors' Stock Option Plan (filed as Exhibit 10.4 to the
                  Company's Registration Statement on Form S-1 filed on June 16,
                  1998 (File No. 333-56911).

(d)(3)            Terayon Communication Systems, Inc.'s 1999 Non-Officer Equity
                  Incentive Plan (filed as Exhibit 10.16 to the Company's Annual
                  Report on Form 10-K405 filed on April 2, 2001 and which
                  Exhibit 10.16 is incorporated herein by reference).

(g)               Not applicable.

(h)               Not applicable.

* previously filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission on November 6, 2001.

** previously filed as an exhibit to the Schedule TO-I filed with the Securities and Exchange Commission on November 19, 2001.

*** previously filed as an exhibit to the Schedule TO-I filed with the Securities and Exchange Commission on December 5, 2001.



                                       4.

                                    SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule TO is true, complete and correct.

Dated:  December 18, 2001

                         TERAYON COMMUNICATION SYSTEMS, INC.

                         By: /s/ Zaki Rakib
                             ------------------------------------

                         Name:  Dr. Zaki Rakib
                         Title: Chief Executive Officer



                                       5.

                                INDEX OF EXHIBITS

EXHIBIT NUMBER                      DESCRIPTION
--------------                      -----------
(a)(1)(A)**       Offer to Exchange, dated November 6, 2001, revised November
                  19, 2001.

(a)(1)(B)* Email correspondence from Zaki Rakib to employees and directors of Terayon Communication Systems, Inc., dated
                  November 6, 2001.

(a)(1)(C)*        Website Log-on Page.

(a)(1)(D)**       Website Home Page.

(a)(1)(E)**       CEO Letter Page.

(a)(1)(F)**       Website Election Form Page.

(a)(1)(G)*        Election Form.

(a)(1)(H)**       Website Q & A.

(a)(1)(I)*        Website Email Page.

(a)(1)(J)         Terayon Communication Systems, Inc. Annual Report on Form
                  10-K405 for its fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission on April 2, 2001, as amended by the Form 10-K/A, filed with the Securities and Exchange Commission on April 30, 2001 and incorporated herein by reference.

(a)(1)(K)         Terayon Communication Systems, Inc. Quarterly Report on Form
                  10-Q for its quarter ended March 31, 2001, filed with the Securities and Exchange Commission on May 15, 2001 and incorporated herein by reference.

(a)(1)(L)         Terayon Communication Systems, Inc. Quarterly Report on Form
                  10-Q for its quarter ended June 30, 2001, filed with the Securities and Exchange Commission on August 14, 2001 and incorporated herein by reference.

(a)(1)(M)         Terayon Communication Systems, Inc. Quarterly Report on Form
                  10-Q for its quarter ended September 30, 2001, filed with the Securities and Exchange Commission on November 14, 2001 and incorporated herein by reference.

a)(1)(N)** Email communication from Zaki Rakib to employees and directors of Terayon Communication Systems, Inc., dated November 19,
                  2001.

(a)(1)(O)**       Email communication to employees and directors of Terayon
                  Communication Systems, Inc. to be dated and sent on November
                  26, 2001.

(a)(1)(P)** Form of Email communication to employees and directors of Terayon Communication Systems, Inc., to be dated and sent on November 29 and 20, 2001 and December 3 and 4.

(a)(1)(Q)**       Email communication to employees and directors of Terayon
                  Communication Systems, Inc. to be dated and sent on December
                  5, 2001.

(a)(1)(R)**       Website Termination Page.

(a)(1)(S)***      Email communication to employees and directors of Terayon
                  Communication Systems, Inc., dated December 4, 2001.

(a)(1)(T)***      Email communication to employees and directors of Terayon
                  Communication Systems, Inc., dated December 4, 2001.

(b)               Not applicable.

(d)(1)            Terayon Communication Systems, Inc.'s 1997 Equity Incentive
                  Plan (filed as Exhibit 10.3 to the Company's Annual Report on
                  Form 10-K405 filed on April 2, 2001 and which Exhibit 10.3 is incorporated herein by reference).

(d)(2)            Terayon Communication Systems, Inc.'s 1998 Non-Employee
                  Directors' Stock Option Plan (filed as Exhibit 10.4 to the
                  Company's Registration Statement on Form S-1 filed on June 16,
                  1998 (File No. 333-56911).

(d)(3)            Terayon Communication Systems, Inc.'s 1999 Non-Officer Equity
                  Incentive Plan (filed as Exhibit 10.16 to the Company's Annual
                  Report on Form 10-K405 filed on April 2, 2001 and which
                  Exhibit 10.16 is incorporated herein by reference).

(g)               Not applicable.



                                       6.

(h)               Not applicable.

* previously filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission on November 6, 2001.

** previously filed as an exhibit to the Schedule TO-I filed with the Securities and Exchange Commission on November 19, 2001.

*** previously filed as an exhibit to the Schedule TO-I filed with the Securities and Exchange Commission on December 5, 2001.



                                       7.